Exhibit 99.8

August 23, 2019

Board of Directors

WesBanco, Inc.

One Bank Plaza

Wheeling, WV 26003

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of WesBanco, Inc. (the “Company”) as an Annex to the Proxy Statement/Prospectus relating to the Company’s proposed acquisition of Old Line Bancshares, Inc. contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by the Company, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ D.A. Davidson & Co.

D.A. Davidson & Co.

D.A. Davidson & Co. Investment Banking

757 Third Ave  •  Suite 1902  •  New York, NY 10017  •  (212) 882-3900

www.dadavidson.com